Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 19, 2005
CLARCOR ANNOUNCES ACQUISITION OF
MARTIN KURZ & CO., INC.
FRANKLIN, TN, October 19, 2005 — CLARCOR Inc. (NYSE: CLC) today announced that it has entered into a definitive agreement to acquire Martin Kurz & Co., Inc. (“MKI”), a privately-owned manufacturer of sintered porous metal laminates used in screening and filtration products for a wide array of industries, including pharmaceutical, petrochemical, aerospace, paper and chemical process industries. The company sells these products under its Dynapore® and Foil-Mesh™ brands. MKI is based in Mineola, New York and will operate as a member of CLARCOR’s Purolator Advanced Filtration Group, part of CLARCOR’s Industrial/Environmental Filtration segment. The terms of the transaction were not disclosed. The acquisition is expected to close in early November and to be accretive to 2006 earnings.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Martin Kurz & Co., Inc. is based in Mineola, New York, and has been manufacturing high quality diffusion-bonded specialty materials such as Dynapore® sintered wire mesh laminates, porous powder metals, and Foil-Mesh™ since 1970. Further information on the company and its products is available on the MKI website at www.mkicorp.com.
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